EMPLOYMENT AGREEMENT

            This Employment Agreement, dated as of February 3, 2003, by and between DARLING INTERNATIONAL INC., a Delaware corporation ("Employer" or "Company") and RANDALL C. STUEWE ("Employee").

            The Board of Directors of the Company is formulating a long-term strategic plan for the Company (the "Strategic Plan"). The Company and Employee agree that (1) such process may take a period of time which is difficult to fix at the present time and (2) pending the completion of such process, Employee should not relocate his residence and should not enter into a long-term employment contract. Such interim period is hereinafter referred to as the "Interim Term" and the parties intend that, unless the results of the Strategic Plan would otherwise dictate, a three year employment period (the "Term") would commence immediately following the Interim Term.

            In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.     Employment as Chairman and Chief Executive Officer.      Employer hereby engages Employee, and Employee hereby agrees, to serve as Employer's chairman and chief executive officer during the Employment Period (as defined below), upon the terms and subject to the conditions set forth in this Agreement. While serving as chairman and chief executive officer, Employee shall carry out such duties as are assigned by the Company's Board of Directors (the "Board"), which are consistent with Employee's position as chairman and chief executive officer, and shall have full authority to manage the business of the Company subject to the direction of the Board.

2.     Director.     Employer hereby agrees to appoint Employee to a vacant position on the Board and thereafter to nominate Employee for election to the Board at each annual meeting of the stockholders of the Company held during the Employment Period. Employee hereby agrees to serve as a director during the Employment Period. The Board agrees to elect Employee as Chairman of the Board immediately upon Employee's appointment to the Board. Employer now provides and agrees to use all reasonable efforts, to continue to provide, at its expense, directors and officer's liability insurance ("D and O") with limits of not less than $30 million at all times during the Employment Period, provided that if the Board determines that such "D and O" coverage cannot be obtained at reasonable cost, Employee may elect to voluntarily terminate his employment.

3.    Base Salary.      Employee shall receive a base salary of $400,000 per annum during the Employment Period as compensation for the services contemplated hereby, payable in accordance with the Employer's payroll policy for senior executive employees ("Base Salary"). A copy of said policy has been provided to Employee prior to execution of this Agreement. Employer's Compensation Committee will review the Base Salary annually on the anniversary of the commencement of the Employment Period and increase the Base Salary as appropriate to ensure that Employee's compensation is commensurate with compensation paid to like employees in the industry. In no event shall the Base Salary be reduced during the Employment Period.

4.    Minimum Employment Period and Extended Period of Interim Term.      As indicated above, Employer is unable to precisely determine how long the Interim Term will last but it shall be not less than four and not more than nine months from the date hereof. Subject to such minimum and maximum periods, the Interim Term shall last until written notice by Employer to Employee.

5.    Employment Period.      Unless Employer shall have notified Employee of termination of the Interim Term and that the Term shall not commence, the Term shall commence at the end of the Interim Term and shall continue for a period of three years, subject to (i) Employer's right to terminate the Term on not less than six months notice to Employee, (ii) extension for successive one-year periods after expiration of the initial three-year period of the Term or subsequent one-year extensions thereof unless terminated by not less than six months prior notice by either Employer or Employee and (iii) termination as provided in Section 15. The term "Employment Period" means all times Employee is employed by Employer, commencing on the date of this Agreement and continuing throughout the Term and any extensions thereof.

6.    Severance Payments.

(a)	If Employer terminates the Employment Period during the Interim Term Employer shall promptly pay Employee a severance payment in an amount equal to $75,000 plus 4/12ths of the Base Salary. The severance payment shall be reduced by an amount equal to 1/12th of the Base Salary for every month up to four that Employee has been paid during the Interim Term. In addition, upon termination during the Interim Term, Employer shall pay all premiums for continuing health and dental insurance for the earlier of (i) Employee's coverage under the health and dental plan or insurance of his new employer, or (ii) six months after the effective date of such termination. Upon payment of the foregoing amounts and the payment of any other amounts due upon termination of the Employment Period herein provided, Employer shall have no further obligation to pay Employee any future compensation.

(b)	If Employer shall terminate the Employment Period during the Term (or any extension thereof), except as provided in Section 7 below, Employer shall promptly pay Employee a severance payment of $400,000, or an amount equal to one year's Base Salary if the Base Salary has been increased as herein provided, and any part of the Base Salary earned and unpaid during the Employment Period through the date of such termination, and upon such payments shall have no further obligation to pay compensation to Employee except for (1) the Bonus as provided in Section 12 below, subject to the provisions of Section 7; and (2) all premiums for continuing health and dental insurance for the earlier of (i) Employee's coverage under the health and dental plan or insurance of his new employer, or (ii) one year after the effective date of such termination.

7.     No Severance Payments.     Notwithstanding the provisions of Section 6 above, if Employee voluntarily resigns or refuses to continue to perform his duties as chief executive officer or shall be discharged for Cause (as defined below), Employer shall not be obligated to pay any severance or other future compensation to Employee.

8.     Exclusive Services; Employee Representations.

(a)	During the Employment Period, Employee shall at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of the duties of chief executive officer and shall devote all of his business time and efforts to the performance of such duties and to the promotion of the interests and business of the Employer; provided, however, Employee may devote time to personal and family investments to the extent that such investments do not conflict with the Employer's business or interfere with the performance of Employee's duties under this Agreement. The existence of such a conflict shall be determined in good faith by the Board.

(b)	Employee represents and warrants to the Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Employer hereunder and (ii) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement. Employee agrees to conform to any standard testing program which Employer requires for all of its employees.

9.    Place of Performance.     Employee shall perform his duties hereunder principally at the Company's corporate headquarters in Irving, Texas, or such other location within the Dallas/Fort Worth metropolitan area as may be designated by the Board from time to time. However, Employee shall also render services at such other place or places within or without the United States as necessary for the effective management of the Company. If Employee is required to render such services at a location away from corporate headquarters in Irving, Texas, or such other location within the Dallas/Fort Worth metropolitan area as may be designated by the Board from time to time, the Employer shall furnish such first class transportation and living expenses as may be reasonably required for Employee.

10.    Relocation Expenses.

(a)	The Employer shall reimburse Employee for the following expenses promptly following submission of appropriate documentation thereof in compliance with such policies and procedures relating thereto as the Company may adopt from time to time except as modified herein: Temporary Living Expenses (hereinafter defined) in accordance with Employer's Executive Management Relocation Policy (a copy of which has been furnished to Employee), until 90 days after the earlier of (i) the commencement of the Term or (ii) Employee's closing on purchase of a new home in the Dallas, Texas area. "Temporary Living Expenses" means (i) food and housing costs at an extended stay hotel or furnished apartment, (ii) weekly roundtrip airfare for Employee to and from his home in Monterey, California and (iii) two round trip airfares for Employee's wife and children to and from Monterey, California for the purpose of finding new housing and schools.

(b)	Employer shall pay reasonable expenses related to the movement of Employee's household goods from Monterey, California to Employee's new residence in the Irving, Texas area in accordance with the Company's existing relocation plan ( a copy of which has been furnished to Employee), and, since Employee has elected not to sell his home in lieu of reimbursement for a relocation firm to buy Employee's home, the Company shall pay to Employee the sum of $75,000 (net after taxes) on commencement of the Term.

11.     Options.

(a)	On the effective date (the "Effective Date")of this Agreement (i.e. the date the Board or Compensation Committee of the Company approves this Agreement) Employer shall grant Employee stock options (the "Management Options") to purchase 250,000 shares of Employer's common stock (at an option exercise price equal to 100% of the Fair Market Value of Employer's common stock on the Effective Date pursuant to the terms of the Employer's 1994 Flexible Stock Option Plan, as amended (the "Option Plan") and of the applicable stock option agreement under the Plan. 62,500 of such Management Options will be exercisable immediately and 62,500 of the Management Options will become exercisable on a cumulative basis from and after each of the first, second and third anniversary of the commencement of the Effective Date (so that an aggregate of 250,000 Management Options will be exercisable by the third anniversary of the Effective Date).

(b)	At the commencement of the Term Employer shall grant Employee 250,000 additional Management Options at an option exercise price equal to 100% of the Fair Market Value of Employer's common stock on the date of commencement of the Term, pursuant to the terms of the Option Plan and of the stock option agreement under the Option Plan. 62,500 of such Management Options will be exercisable immediately and 62,500 of such Management Options will be exercisable on the first, second and third anniversary of the commencement of the Term (so that an aggregate of 250,000 of such Management Options will be exercisable by the third anniversary of the commencement of the Term).

(c)	The Management Options shall be "incentive stock options" to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended.
(d)	If a "Change of Control"(hereinafter defined) shall occur (i) during the Interim Term -- 62,500 of the 250,000 Management Options referred to in subparagraph 11(a) shall be immediately exercisable or (ii) during the Term --500,000 of the Management Options referred to in subparagraphs 11(a) and 11(b) shall be immediately exercisable.

(e)	"Change of Control" means the occurrence of (i) any person or group, within the meaning of Section 13(d) of the Securities Exchange Act of 1934 or the SEC Rules thereunder (collectively the "Control Rules"), becoming a "beneficial owner" (as defined in the Control Rules) of more than 50% of the total voting power of Employer's outstanding capital stock entitled to elect directors, (ii) a majority of the members of Employer's Board of Directors are not "Continuing Directors," (hereinafter defined)," or (iii) Employer's consolidation with, or merger with or into any person or any person being consolidated with, or merger with or into Employer, pursuant to a transaction in which any of the outstanding voting capital stock of Employer is converted into or exchanged for cash, securities or other property.

(f)	"Continuing Directors," means those members of Employer's Board who either (i) were members of Employer's Board on the date of commencement of the Term or (ii) were nominated or elected by a majority of the Continuing Directors who were members of Employer's Board at the time of such nomination or election.

12.     Bonus.

(a)	During the Employment Period, Employee shall be entitled to participate in an employee bonus plan as established from time to time by the Board (the "Bonus Plan"), provided, however, unless Employee shall agree in writing to a different arrangement, during the Employment Period, Employee shall be entitled to receive a bonus (the "Bonus") based upon the relationship of actual "EBITDA" (hereinafter defined) for a fiscal year to budgeted EBITDA as established by the Board for such fiscal year. If actual EBITDA equals budgeted EBITDA for a fiscal year, the bonus would be an amount equal to 60% of Employee's then Base Salary with the bonus increasing by an amount equal to 2% of Base Salary for each $1 million by which actual EBITDA exceeds budgeted EBITDA for such fiscal year, provided that in no event shall the bonus for any fiscal year exceed $400,000 (or Employee's Base Salary should the Base Salary be increased as herein provided).

(b)	"EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles, applied on a consistent basis. Actual EBITDA shall be derived from the Employer's audited financial statements by its independent certified public accountants. The Bonus will be pro-rated for the fiscal year 2003 so that Employee will be entitled to receive that percentage determined by dividing the number of days from commencement of the Interim Term to the end of the fiscal year 2003 by 365 days.

(c)	In no event shall Employee be entitled to a bonus for any fiscal year unless Employee shall be employed on the last day of such fiscal year unless (i) Employee has been terminated without cause during the Term or (ii) it shall be determined by arbitration under Section 16 that Employer wrongfully discharged Employee.

13.     Employee Benefits.

(a)	During the Employment Period, Employee shall be entitled to participate in any employee benefit plans or programs that Employer has or shall establish in the future for other senior executive employees of Employer, in each case to the extent that Employee is eligible under the terms of such plans or programs.

(b)	During the Term, Employee shall be entitled to exclusive use of a new automobile of his choice, in the category of a sport utility vehicle having a manufacturer's suggested retail price not to exceed $55,000, or similar car, which vehicle shall be replaced every three (3) years or every 60,000 miles whichever shall first occur. Said vehicle shall be purchased or leased and maintained by the Employer solely at Employer's cost and expense. Employer shall pay all insurance premiums for both casualty and liability exposure for the vehicle, and shall name Employee as an additional named insured under any policy. Employer shall pay all operational expenses, fuel, registration and taxes in said vehicle. At the expiration or termination of the Term, Employee shall have the option to elect to purchase said vehicle at its depreciated book value or at its residual lease value.

(c)	During the Employment Period, Employee shall be entitled to reimbursement for all ordinary and necessary business expenses incurred by Employee in connection with the performance of his duties hereunder subject to submission of appropriate documentation thereof in compliance with such policies and procedures relating thereto as the Company may adopt from time to time.

(d)	During the Employment Period, Employee will accrue and be entitled to use up to four weeks of vacation each year, at full pay, in accordance with the Company's vacation policy.

14.    Certain Covenants.

(a)	Non-Competition Agreement. During the Employment Period, and for a period of one year thereafter (the "Restricted Period"), Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any city, state, or part thereof in the United States, Canada and/or Mexico (the "Restricted Territory") in a business which is similar to that in which the Employer is engaged in the Restricted Territory or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b)	Non-Competition Agreement. During the Employment Period, and for a period of one year thereafter (the "Restricted Period"), Employee shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any city, state, or part thereof in the United States, Canada and/or Mexico (the "Restricted Territory") in a business which is similar to that in which the Employer is engaged in the Restricted Territory or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (i) is not a controlling person of, or a member of a group which controls, such entity and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

Upon the termination of the Employment Period for any reason, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, price lists, customer lists, company credit cards, company vehicles and any documents concerning the Company's or its affiliates' customers or concerning products or processes used by the Company or its affiliates and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

(c)	Solicitation of Business. During the Restricted Period, Employee shall not solicit or assist any other person to solicit any business (other than for the Employer) from any present or past customer of the Employer or request or advise any present or future customer of the Employer to withdraw, curtail or cancel its business dealings with the Employer; or commit any other act or assist others to commit any other act which might injure the business of the Employer.

(d)	Solicitation of Employees. During the Restricted Period, Employee shall not directly or indirectly, hire, solicit or encourage to leave the employment of the Employer or any of its affiliates, any employee of the Employer or any of its affiliates or hire any such employee who has left the employment of the Employer or any of its affiliates within one year of the termination of such employee's employment with the Employer or any of its affiliates.

(e)	Solicitation of Consultants. During the Restricted Period, Employee shall not directly or indirectly, hire, solicit or encourage to cease work with the Employer or any of its affiliates any consultant then under the oral or written contract with the Employer or any of its affiliates within one year of the termination of such Employee's employment with the Employer or any of its affiliates.

(f)	Right and Remedies Upon Breach. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 14 (the "Restrictive Covenants"), the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not lieu of, any other rights and remedies available to the Employer under law or in equity:

(i)     Specific Performance.      The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide adequate remedy to the Employer; and

(ii)     Accounting and Indemnification.     The right and remedy to require Employee (i) to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Employer against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(g)	Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee hereby waives any and all right to attack and validity of the Restrictive Covenants on the ground of the breadth of their geographic scope or the length of their term.

(h)	Enforceability in Jurisdictions. The Employer and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Employer and Employee that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(i)	Inventions, etc. To the fullest extent permitted by law, Employee shall assign, and does hereby assign, to the Employer all of Employee's right, title and interest in and to all inventions, improvements, developments, trade secrets, discoveries, computer software, trade names and trademarks conceived, improved, developed, discovered or written by Employee, alone or in collaboration with others, during the Employment Period, Employee shall promptly and fully disclose to the Employer all matters within the scope of this paragraph, and shall, upon request of the Employer, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in the Employer all of Employee's right, title and interest in and to all such matters. All expenses incurred in connection with the execution, acknowledgement, delivery and filing of any papers or documents within the scope of this paragraph shall be borne by the Employer. All matters within the scope of this paragraph shall constitute trade secrets and Confidential Information of the Employer until such matters cease to be trade secrets by operation of law.

15.    Termination.

(a)	Death or Total Disability of Employee. If Employee dies or becomes totally disabled during the Employment Period, the Employment Period shall automatically terminate. For these purposes Employee shall be deemed totally disabled if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee's duties hereunder for a period of ninety (90) consecutive calendar days or for 120 calendar days in any 180 calendar-day period ("Disability"). A determination of Disability shall be made by a physician satisfactory to both Employee and the Company; provided, however, that if Employee and the Company do not agree on a physician, Employee and the Company shall each select a physician and these two together shall select a third physician, and the determination by a majority of the three physicians as to Disability shall be binding on all parties.

(b)	Termination for Cause. The Employment Period may be terminated by the Employer for the following occurrences ("Cause"):

(i)     Employee's breach of any of the covenants contained in Sections 13 and 14 of this Agreement;

(ii)     Employee's conviction by, or entry of a plea of guilty or nole contendere in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(iii)     Employee's commission of any crime, act of fraud, embezzlement or theft upon or against (x) the Employer in connection with his duties with the Company or in the course of his employment with the Company or otherwise, or (y) any third party whether prior to our subsequent to the date hereof;

(iv)    Employee's continuing repeated failure or refusal to perform Employee's duties as required by this Employment Agreement (including, without limitation, Employee's inability to perform Employee's duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Employee's employment by the Employer), provided that termination of Employee's employment pursuant to this subsection (iv) shall not constitute valid termination for Cause unless Employee shall have first received written notice form the Board stating with specificity the nature of such failure or refusal and affording Employee at least fifteen (15) days to correct the act or omission complained of; or

(v)      Gross negligence, insubordination, material violation by Employee of any duty of loyalty to the Employer or any other material misconduct on the part of Employee, provided that termination of Employee's employment pursuant to this subsection (v) shall not constitute valid termination for Cause unless Employee shall have first received written notice from the Board stating with specificity the nature of such failure or refusal and affording Employee at least fifteen (15) days to correct the act or omission complained of.

(c)	Termination Without Cause. At any time during the Employment Period, Employer may terminate Employee's employment without Cause by giving written notice of termination subject to (i) the severance payments herein provided, (ii) payment of Base Salary for a minimum of four months, if the termination occurs during the Interim Period, and (iii) the payment of the other amounts payable under this Agreement upon termination of the Employment Period, including a bonus as provided in Section 12(c).

(d)	Effects of a Termination for Cause or Resignation. If Employee is discharged for Cause pursuant to Section 15(b), Employee shall be entitled to receive his Base Salary to the effective date of the notice of termination, provided, however, (i) if Employee shall dispute the Board's termination for Cause, pending resolution of such dispute by arbitration in accordance with Section 16 hereof, Employer shall continue to pay Employee his Base Salary, subject to Employee's agreement to repay such Base Salary payments (the "Repayment Obligation") in the event the results of such arbitration shall justify the Board's determination, and (2) pending final disposition of any such criminal or civil proceeding against Employee, Employer, may suspend Employee but shall continue to pay his Base Salary, subject to the Repayment Obligation.

(e)	Effects of Termination for Death or Disability. Upon the occurrence of Employee's death during the Employment Period, Employee's designated beneficiary shall be entitled to receive $350,000 from a group life insurance policy maintained by the Company at its sole expense. Upon Employee's disability during the Employment Period, Employee or his legal representatives shall be entitled to receive $10,000 per month until age 65 under a group disability policy maintained by the Company at its expense.

16.     Arbitration.

(a)	Any dispute arising under or with respect to this Agreement shall be resolved by Arbitration in accordance with the Rules of the American Arbitration Association ("AAA") in Dallas, Texas. Employer shall appoint one arbitrator and Employee shall appoint one arbitrator and such arbitrators shall appoint a third arbitrator who shall act as chairman of the arbitration panel, provided that (i) if the party commencing the arbitration shall fail to appoint an arbitrator upon such commencement, (ii) if the responding party shall fail to appoint an arbitrator within 30 days of receipt of notice of commencement of the arbitration or (iii) the arbitrators selected by the parties shall fail to appoint such third arbitrator within 30 days after selection of such two arbitrators, the AAA shall appoint such arbitrator or arbitrators.

(b)	The decision of a majority of the arbitrators shall be final and binding upon the parties hereto or any person claiming any interest through one of the parties. The arbitrators may award costs, including reasonable counsel fees and expenses, to the benefit of the prevailing party as determined in their sole discretion. The fees of the arbitrators shall be shared equally by the parties.

(c)	Nothing contained in these arbitration proceeding shall limit the relief available to Employer under Sections 13 or 14, including commencement by Employer of an action in any court of competent jurisdiction.

17.    Return of the Employer's Property.    If this Agreement is terminated for any reason, the Employer shall have the right, at its option, to require Employee to vacate his offices prior to the effective date of termination and to cease all activities on the Employer's behalf. Upon the termination of his employment in any manner, Employee shall immediately surrender to the Employer all lists, books and records of, or in connection with, the Employer's business, and all other property belonging to the Employer, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Employer.

18.     Withholding.     The Company shall be entitled to withhold from any payments or deemed payments any amount of federal and state income, FICA and other withholding tax it determines to be required by law.

19.    Miscellaneous.

(a)	Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior oral or written understandings between them concerning such subject matter. This Agreement may be modified only by a written instrument duly executed by each party.

(b)	Survival. Notwithstanding the termination of this Agreement or Employee's employment hereunder, Section 6, 7, and 10 through 19 hereof shall survive any such termination.
(c)	Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provisions hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(d)	Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, e-mailed or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage pre-paid and duly addressed to whom such notice or communication is to be given, in the case of:

(i)	the Employer:
Darling International Inc. 251 O'Connor Ridge Boulevard, Suite 300 Irving, Texas 75038 E-mail: Jmuse@darlingii.com Attention: Chief Financial Officer or
(ii)	Employee:
Randall C. Stuewe 11502 Saddle Road Monterey, CA 93940 E-mail: rcsteuwe@aol.com
copy to:	Employee:
Stephen Pearson, Esq. Noland, Hamerly, Etienne and Hoss P.O. Box 2510 Salinas, CA 93902 E-mail: Spearson@NHEH.com
Any such party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.
(e)	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(f)	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Texas, without regard to the conflict of law principles thereof. Subject to the arbitration provisions of this Agreement, Employee hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of Texas or of the United States of America located in the State of Texas for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by United States registered or certified mail in accordance with Section 19(d) of this Agreement shall be effective service of process for any action, suit or proceeding brought in any such court. Subject to the arbitration provisions of this Agreement, Employee hereby irrevocable and unconditionally waives any objection of personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Texas or of the United States of America located in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. A claim or a series of related claims with respect to which injunctive relief is sought may be heard in the jurisdiction where it is alleged that the primary activity which is the subject of such claim(s) occurred.

(g)	Non-transferability of Interest; Assignment by Employer. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Employer pursuant to this Agreement shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise to any entity or person, this Agreement and the rights and obligations of the Company hereunder shall be transferred to such entity or person. This Agreement shall be binding upon and inure to the benefit of the parties, and their legal representatives, heirs, and, subject to the preceding sentences of this Section 19(g), their successors and assigns.

(h)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
(i)	Headings. he headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed s as of the date hereinabove set forth.

"EMPLOYER or COMPANY" DARLING INTERNATIONAL INC.
By: /s/ John O. Muse
John Muse, Executive Vice President
"EMPLOYEE"
/s/ Randall C. Stuewe
Randall C. Stuewe